

                    INTERACTIVE TECHNOLOGIES CORPORATION INC.

                        PROFORMA COMBINED BALANCE SHEETS
                                February 28, 1998
                                   (Unaudited)



                                         Historical
                                --------------------------------
                                                     Acquired
                                  Interactive
                                  Technologies        Airtech       Adjustments
                                   Corporation     International        For
                                      Inc.          Corporation     Acquisition     Combined
                                --------------     -------------    ------------   -----------
                                            ASSETS

Current Assets                    $250,940          $1,258,450                      $1,509,390


Property and equipment net
    of depreciation                 68,042             240,676                         308,718
Notes receivable                                       899,833                         899,833
Intellectual properties net of
    Amortization                 4,230,763(2)       1,205,737(3)    12,250,000(4)   17,686,500
Investment in Joint Venture        456,278           (472,687)                         (16,409)
Goodwill                                              605,313          848,307(4)    1,453,620
Other assets                         2,336            524,918                          527,254
                                -------------      ------------    -------------- ------------

Total Assets                    $5,008,359         $4,262,240      $13,098,307     $22,368,906
                                =============      ============    ============== ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities               $656,648           $936,601                       $1,593,249
Deferred Revenue                                      200,000                          200,000
Long-term liabilities              329,923             39,381                          369,304
Debentures                                                           9,000,000(4)    9,000,000
                                 -------------     ------------    --------------  -----------
Total Liabilities                  986,571          1,175,982                       11,162,553

Commitments and contingencies                                                 (5)

Stockholders' Equity
     Paid in Capital            12,113,335          4,236,590        4,098,307(4)   20,448,232
Retained Earning (Deficit)
                                (8,091,547)        (1,150,332)                      (9,241,879)
                                ---------------    -------------   --------------  ------------
                                 4,021,788          3,086,258        4,098,307      11,206,353
                                ---------------    -------------   --------------  ------------
Total Liabilities and
   Stockholders' Equity         $5,008,359         $4,262,240      $13,098,307     $22,368,906
                                ===============    =============   ============== =============





              See notes to Pro-Forma Combined Financial Statements


                   INTERACTIVE TECHNOLOGIES CORPORATION, INC.
                     PROFORMA COMBINED STATEMENTS OF INCOME
                   For the Nine Months Ended February 28, 1998
                                   (Unaudited)

                                        Historical               Adjustments
                             -------------------------------    -------------
                                                Acquired
                                                --------
                              Interactive
                              Technologies       Airtech         Adjustments
                              Corporation     International          For
                                  Inc.         Corporation       Acquisition     Combined
                             -------------    --------------    -------------   ----------
Net revenues                  $  (1,055)       $   933,311                      $  932,256

Cost of Sales                    18,629            428,873                         447,502
                             -------------    --------------                    ------------

Gross income                    (19,684)           504,438                         484,754

General and Administrative      358,341            974,591                       1,332,932
Amortization and Depreciation   697,847             20,436                         718,283
                              ------------    ---------------                   ------------
Total Expenses                 1,056,188           995,027                       2,051,215

Net income (loss)
     From operations          (1,075,872)         (490,589)                     (1,566,461)

Income taxes                           -                  -                               -
                              -----------     ---------------                   -------------

Net Income (Loss)            $(1,075,872)      $   (490,589)                   $(1,566,461)
                              ===========     ===============                   =============


Primary  (loss)  per share    $   (0.07)(1)   $      (0.02)(1)                  $    (0.08)

Diluted (loss) per share      $   (0.07)(1)   $      (0.02)(1)                  $    (0.03)







              See notes to Pro-Forma Combined Financial Statements

                   INTERACTIVE TECHNOLOGIES CORPORATION, INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                February 28, 1998
                                   (Unaudited)

1.       Basis of Presentation

     The accompanying Pro-Forma Combined balance sheet at August 31, 1997 and related combined statement of operations for the nine months then ended have been prepared as if the business combination had occurred on June 1, 1997 the start of the current fiscal year of Interactive.

     The purchase of the outstanding stock of Airtech by Interactive is being reflected in these Pro-Forma Combined Financial Statements using the purchase method for recording the transaction. The excess of cost over book value has been reclassified to other assets of Airtech based on managements estimates and outside valuation based on projected cash flows and revenues from the revalued assets. No provision for amortization of these revalued assets or goodwill are reflected in these combined financial statements.

     There have been no changes in generally accepted accounting principals in the presentation of the combined financial statements from the historical audited financial statements included herein by reference as previously filed or in the audited financial statements of Airtech for its fiscal year ended May 31, 1997.

     Earnings per Share (EPS) is reflected as primary earning per share and fully dilluted earnings per share set forth in the following table used for EPS computation:

                                                         Historical
                                              ------------------------------
                                                 ITC                Airtech

Weighted average number of shares             12,139,865          17,485,000
Less shares cancelled                        ( 3,400,000)
Add shares issued for debentures               1,144,444
Adjustment for combined presentation                             (17,485,000)
Common shares issued for acquired              8,000,000
                                             -----------
Primary shares outstanding                    17,884,309
Assuming conversion of convertable
   preferred issued for acquired               8,850,000
Additional shares because of increase
   in Interactive common stock                 5,508,016
Assuming conversion of convertable
   Debentures issued for acquired             12,857,143
                                             -----------
Fully diluted shares outstanding              45,099,468


Notes to Historical Financial Statements

     1. Intellectual properties reflected on the balance sheet of Interactive consist of the following:

         License rights net of accumulated amortization
         of $405,000                                               $    270,000
         Proprietary software and trademark, net of accumulated
         amortization of $1,450,279                                   3,960,763
                                                                    -----------
                                                                     $4,230,763

     License rights consist of ITC's Federal Communications Commission Interactive Video and Data Services (IVDS) radio station license in the Melbourne-Titusville-Palm Bay, Florida and the retained 10% interest in IVDS license in the Charleston-North Charleston, South Carolina service areas representing an additional enhancement to ITC's programming distribution. These licenses have a duration of an initial five years, and are renewable if all conditions of the license are met. IVDS, a two way communications system , will allow viewer to take an active role in systems delivered through broadcast television, cable television, wireless cable, direct broadcast satellite or other future television delivery methods. IVDS is regulated as a personal radio

                   INTERACTIVE TECHNOLOGIES CORPORATION, INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                               February 28, 1998
                                   (Unaudited)

service under the rules of the FCC which has allocated spectrum in the 218-219 MHZ range for its use. IVDS systems are designed to operate with a hand-held remote control device that controls the interactive set top[ device on the subscriber's television set. A viewer would interact with the TV station through a radio signal using an IVDS frequency.

     Proprietary software and trademarks consist of software developed for integration into the rebate television market and a trademark known as Rebate TV
(TM) purchased in October 1995.  This  proprietary  software  allows ITC to be a developer and producer of television,  interactive  television  and  interactive digital media programming. These programs can be developed in various interactive formats for cable, broadcast and direct broadcast satellite television as well as for Internet distribution. Rebate TV is a television program which incorporates interactive media and computer data management allowing retail vendors to communicate their message to consumers, the allow the consumer to verify his or her purchase, with the consumer receiving a cash rebate from ITC for their purchases. Retailers represent a broad spectrum of the business community including grocer chains, furniture stores, tire service stores, banks, restaurants, car dealers and a variety of other specialty businesses.

     2. Intellectual properties reflected on the balance of Airtech consist of the cost incurred to date for the development of a full line of air purification products for commercial, consumer, automobile and medical use. Several of the products will be eligible for a US and foreign patents with patent applications currently in process or planned .

Adjustments for Acquisition

     3. Per the stock purchase agreement entered into on May 8, 1997 between Interactive Technologies Corporation, Inc. and Airtech International Corporation the following presents the securities and the related valuation of the purchase of 100% of the issued and outstanding common stock of Airtech:


                                                        Value
         Description of Securities                    Per Share         Total
         -------------------------                   ----------        -------
         8,000,000 shares of Interactive
         Common Stock, registered                    $0.32(a)         $2,560,000

         8,850,000 shares of Interactive
         Preferred Stock, registered and
         convertible into Common Stock               $0.32(b)          2,832,000

         $9,000,000 in Convertible
         Debentures                                  At  Face          9,000,000

         Additional shres due Airtech
          Stockholders because if increase
          in Interactive common stock
          from May 31, 1997                          $0.032(a)         1,762,565
                                                                      ----------
         Total value of purchase of 100% of
         Airtech Common Stock                                       $ 16,154,565

                   INTERACTIVE TECHNOLOGIES CORPORATION, INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                February 28, 1998
                                   (Unaudited)

     (a) The closing of bid price of Interactive common stock on February 28, 1998 was $0.32 per share. This price per share will be adjusted to the price per share on the closing date.

The following represents the allocation of the purchase price:

         Book value of Airtech common stock            $   3,086,258
         Intellectual properties                          12,250,000
         Excess of purchase price over cost                  818,307
                                                       -------------
         Total Purchase Price                            $16,154,565


4.  Interactive Technologies has the following litigation pending:

     The Company is in litigation with LLB Realty, L.L.C. which has filed a claim alleging claims under an office lease agreement in Superior Court of New Jersey, Mercer County. The Company has asserted claims against L.L.B. Realty, L.L.C. for failure to perform under the conditions of the agreement. Settlement negotiations have been ongoing and the Company expects this matter to be settled in a manner not unfavorable to the Company. .

     The Company is not a party to any other pending legal proceedings except for claims and lawsuits arising in the normal course of business. The Company does not believe that these claims or lawsuits will have a material effect on ITC=s financial condition or results of operations. Accordingly no provision or accrual for potential losses are reflected in the Pro-Forma Combined Financial Statements.

     Airtech International Corporation has the following litigation pending:

     Airtech International Corporation, McCleskey Sales and Service, Inc., C.J. Comu and John Potter, plaintiffs vs Honeywell, Inc., Honeywell Environmental Air Control, Inc. And Suzanne Haas, defendants; No. 3:96CV-1855-D, United States District Court for the Northern District of Texas, Dallas Division.

     In this case, Airtech, a subsidiary and two of its officers filed suit against Honeywell, Inc. And a Honeywell subsidiary and an employee asserting several causes of action. These causes of action include breach of contract relating to termination of the Company=s Full Service Distributorship agreements, for defamation and tortious interference with contract relating to a merger agreement between the Company and DCX, Inc., for unfair competition regarding claims made by Honeywell about it air purification products, for negligent misrepresentation regarding representations made to the Company and its subsidiary regarding the exclusivity of certain arrangements with the defendants, and for declaratory relief and attorney=s fees. Honeywell filed a counterclaim against the Company, McCleskey, Comu and Potter. Honeywell alleges that the Company and McCleskey owe Honeywell money for past purchases, and that Comu and Potter interfered with the relationship between McCleskey and Honeywell. Honeywell seeks $71,000 in actual damages and unspecified punitive damages and attorney's fees. The Company has denied all of the material allegations of Honeywell=s counterclaim. The Company plans to vigorously defend the counterclaim and believes the counterclaim to be without merit.

     Honeywell,Inc., plaintiff, vs Airtech International Corporation, AirSoPure, Inc. And Richard Allegrati, defendants: No. WMN 97-238 United States District Court for the District of Maryland, Baltimore Division.

                   INTERACTIVE TECHNOLOGIES CORPORATION, INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                               February 28, 1998
                                   (Unaudited)

     Honeywell filed suit against the Company, a subsidiary and an employee, alleging violations of the Lanham Act and the Maryland Uniform Trade Secrets Act and the common law. The suit alleges that certain Airtech and AirSoPure products were sold in violation of the Honeywell=s trademarks, and that the cover design of certain products of Airtech/AirSoPure was wrongfully obtained. The suit seeks an injunction and unspecified damages. Rather than incur substantial additional attorney=s fees, the Company agreed to the entry of a preliminary injunction regarding the sale of a very small number of modified Honeywell products, immaterial to the Company's business. The Company denies all of the material allegations of Honeywell's claims, is vigorously defending this case. The Company believes Honeywell's claims to be without merit.

     Accordingly no reserve or accrual has been reflected in these Combined Pro-Forma Financial Statements for this pending litigation.

     A motion for dismissal was entered into as settlement of the Honeywell litigation in March 1998.